UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2019

Lexicon Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Technology Forest Place

The Woodlands, Texas 77381

(Address of principal executive offices and Zip Code)

(281) 863-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	LXRX	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.02	Termination of a Material Definitive Agreement.

On July 25, 2019, Lexicon Pharmaceuticals, Inc. received written notice (the “Letter”) from Sanofi-Aventis Deutschland GmbH (“Sanofi”), informing the Company of Sanofi’s intention to terminate the Collaboration and License Agreement, dated November 5, 2015 (the “CLA,” and as amended by Amendment No. 1 to the Agreement, dated as of July 1, 2017 (the “Amendment”), the “Agreement”), entered into between the Company and Sanofi for the worldwide development and commercialization of the Company’s diabetes drug candidate sotagliflozin. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

The Letter purports to provide notice of Sanofi’s decision to terminate the Agreement for a Positive Results Failure pursuant to Section 12.3.2(i)(b) thereof, relating to Study EFC14837 (the “CKD-3 Study”) and Study EFC 15166 (the “CKD-4 Study”). We disagree that Sanofi has the right to so terminate the Agreement and consider Sanofi’s notice to such effect to be invalid and such purported termination to constitute a breach of the Agreement and a breach of Sanofi’s implied duty and covenant of good faith and fair dealing under New York law.

Section 12.3.2(i)(b) of the Agreement provides that Sanofi may terminate the Agreement upon thirty (30) days’ written notice if, with respect to any Decision Point, Positive Results are not achieved in all material respects, as determined in accordance with Section 3.1.3 of the Agreement. Section 3.1.3 of the Agreement provides that the JSC determines whether or not Positive Results have been achieved. The timing of that determination is to be “within thirty (30) days after the earlier of (i) completion of the final study report for the applicable clinical study and, if applicable, delivery of such report to Sanofi and (ii) one hundred twenty (120) days after the first database lock for the applicable clinical study.” In the event that the JSC is unable to agree, the determination of Positive Results is subject to the dispute resolution procedures of the Agreement. In no case is Sanofi entitled to unilaterally make a Positive Results determination.

Sanofi first provided Lexicon with a summary of topline results from the CKD-3 Study and the CKD-4 Study on July 23, 2019. Sanofi did not provide at that time, and still has not provided, the clinical data underlying Sanofi’s summary topline results. Having not received that data, the Lexicon members of the JSC have not had a reasonable opportunity to evaluate the clinical data and the statistical analysis thereof. The earliest date under the Agreement for a JSC determination of Positive Results is in October 2019. Contrary to these terms of the Agreement, Sanofi claims to have taken upon itself, bypassing the JSC, without providing access to the underlying data, ignoring contractually-specified timelines, and disregarding the dispute resolution provisions of the Agreement, the right to unilaterally determine Positive Results so that it declare them not to have been achieved (which we dispute and/or are not yet in a position to assess) and report at its previously scheduled earnings call on July 29, 2019 that it had “terminated” the Agreement.

In addition, we believe that Sanofi has breached Section 3.1.1 of the Agreement, which provides that Sanofi’s Development activities for T2DM “shall be conducted in accordance with and pursuant to the Development Plan,” by defining the “primary endpoint” of the CKD-3 Study as six successively statistically tested endpoints, including several subgroups, rather than a single primary endpoint as required in the Development Plan. As a result, we disagree with Sanofi’s assertion that the primary endpoint of the CKD-3 Study was not met.

In the event of a termination of the Agreement, Sanofi has certain obligations including, at Lexicon’s request, transferring to Lexicon control of all clinical studies involving sotagliflozin being conducted by Sanofi as of the effective date of termination; provided that Sanofi shall remain obligated to continue to fund, to the extent of Sanofi’s funding obligations under the Agreement, the costs of such clinical studies then being conducted by Sanofi for Development Costs incurred twelve (12) months after the effective date of termination.

We issued a press release regarding the topline results and the disputed termination notice on July 26, 2019, a copy of which is attached to this current report on Form 8-K as Exhibit 99.1.

A summary of the material terms of the Agreement is included in our annual report on Form 10-K for the year ending December 31, 2018. The foregoing description of the CLA and the Amendment does not purport to be complete and is qualified in its entirety by reference to the CLA, which is filed as Exhibit 10.14 to our annual report on Form 10-K/A for the year ending December 31, 2015, and the Amendment, which is filed as Exhibit 10.1 to our quarterly report on Form 10-Q for the period ended September 30, 2017.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description

99.1	—	Press Release of Lexicon Pharmaceuticals, Inc. dated July 26, 2019

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: July 26, 2019	By:	/s/ Brian T. Crum
Brian T. Crum
Vice President and General Counsel